FOR IMMEDIATE RELEASE

February 28, 2011

Company Sells Interest in Silver Project

February 28, 2011 – Infrastructure Materials Corp. (NASDAQ OTC-BB: Symbol IFAM) (the “Company”) is pleased to announce that its wholly-owned subsidiary, Silver Reserve Corp. (“SRC”), has finalized and executed an option agreement with International Millennium Mining Inc. (“IMMI”), a wholly-owned subsidiary of International Millennium Mining Corp. (“IMMC”) whose shares trade on the TSX Venture Exchange under the symbol “IMI,” to sell an 85% interest in SRC’s NL Extension Projects Claim Group (the “NL Project”).  The option agreement was preceded by a Letter of Intent between the parties that was signed in October of 2010.  Pursuant to the option agreement, SRC will receive $350,000 and 1,925,000 shares of IMMC for the NL Project.  The terms of the option agreement provide for payments to SRC over a five-year period with IMMI’s interest in the NL Project vesting at the end of the period.  If the NL Project is determined to be economically feasible, based upon criteria described in the option agreement, SRC will be required to fund its portion of the operating budget in order to retain its 15% joint venture interest and to acquire a 15% interest in IMMI’s Nivloc Mine Project.  In the event that SRC decides not to fund its portion of the budget, its 15% interest would be forfeited, but SRC would be entitled to a 2% net smelter royalty.

The Company’s NL Project consists of 18 mineral claims located in Esmeralda County, Nevada, approximately 6 miles southwest of Silver Peak, Nevada on Highway 47.  IMMI’s Nivloc Mine Project consists of 11 mineral claims located contiguous with the Company’s NL Project.  The Nivloc Mine operated from 1937 to 1943 with ore grading 1.4175 grams of gold and 311.85 grams of silver per ton, according to public records.  The NL Project represents one of the Company’s 13 silver projects in Nevada that, along with a milling facility, are available for purchase as a result of the Company’s decision to increase its focus on limestone properties.

Management is also pleased to report that IMMC has begun a drill program within the boundaries of the combined claim groups. The initial drill program of up to 8,200 ft., planned by and executed under the supervision of Tom Evans, California Professional Geologist and a Qualified Person under Canadian National Instrument 43-101, is targeted to test the northwest dipping Nivloc vein at the 800 to 900 ft. levels, down to the 1,050 ft. level of the Nivloc Mine.

Management is pleased with the transaction and believes that IMMC will be a great working partner on the NL Project.  Mr. Todd Montgomery, Chief Executive Officer of the Company, commenting on the finalized option agreement stated, “I am convinced we reached a win-win agreement.  We received a fair price for the interest in our NL Project that IMMC acquired, while retaining a respectable carried interest moving forward.  IMMC has acquired a great property that they are excited about exploring for the purpose of identifying a viable silver deposit.  Plus, I believe they are a junior company with an aggressive approach to exploration.”

IMMC is a publicly traded (TSX-V: IMI) Canadian mineral exploration company with an experienced management team and an aggressive silver exploration strategy in Nevada.

Infrastructure Materials Corp. is an exploration stage mining company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and Canada and precious metal properties in Nevada.

For more information, please contact:
Steve McGuire (Teatyn Enterprises Inc.)
Investor Relations
Phone 604-574-7555
Fax 775-322-4458
Email: steve@teatyn.com or
info@infrastructurematerialscorp.com
or visit our website at
www.cementforthefuture.com or
www.infrastructurematerialscorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words or statements to the effect that certain events or conditions "may", "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, "resource" is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information. The reader is cautioned not to place undue reliance on forward-looking statements.